Exhibit 99.1

Second Quarter Report
Quarter ended June 30, 2012

1650 Arch St. in Philadelphia, Pennsylvania (left); 5 and 15 Wayside in Burlington, Massachusetts (center), and United Plaza in Philadelphia, Pennsylvania.

Second Quarter Overview

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Total portfolio occupancy as of June 30, 2012, was 86%, an increase from 85% at March 31, 2012. The core portfolio, which consists of 25 properties in 11 markets totaling 13.6 million square feet (our pro-rata share of square footage), reached 90% occupancy at the end of the second quarter. The non-core portfolio, consisting of 28 properties in 16 markets totaling 6.1 million square feet, had 77% occupancy as of June 30, 2012.

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During the second quarter, the Company leased 676,000 square feet resulting in 151,000 square feet of positive net absorption, bringing total positive net absorption to 335,000 square feet year-to-date. New and expansion leasing consisted of 433,000 square feet, representing 64% of total leasing.

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Two properties, Southwest Center in Tigard, Oregon, and 4440 El Camino Real in Los Altos, California, were sold during the second quarter for combined net proceeds of approximately $57.3 million, all of which was used to pay down debt.

•	The Company’s advisor waived $1.1 million of asset management fees for the second quarter of 2012, and has waived a total of $24.7 million since the second quarter of 2009.

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As the result of a series of transactions with the Company’s advisor and its affiliates, on August 31, 2012, the Company began directly performing certain functions, including the advisory function, previously provided by its advisor. These changes are anticipated to result in substantial annual cost savings in the range of approximately $10 million to $12 million, beginning in 2013, primarily due to the fact that the Company will no longer be required to pay asset management fees.

Financial Highlights

(in thousands, except per share data) Some numbers have been rounded for presentation purposes.	3 mos. ended Jun. 30, 2012	3 mos. ended Jun. 30, 2011	6 mos. ended Jun. 30, 2012	6 mos. ended Jun. 30, 2011
Modified FFO attributable to common stockholders	$13,288	$13,396	$20,808	$24,769
Basic and diluted Modified FFO, per common share	$0.04	$0.05	$0.07	$0.08
Distributions declared on common shares	$7,452	$7,404	$14,891	$14,793
Distributions declared per common share	$0.025	$0.025	$0.050	$0.050

(in thousands)	As of Jun. 30, 2012
Total assets	$3,398,064
Total liabilities	$2,509,593

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the Company at its corporate headquarters. For additional information about Behringer Harvard REIT I, Inc., please contact us at 866.655.3650.

This quarterly summary contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of Behringer Harvard REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

behringerharvard.com/reit1

Reconciliation of Net Loss to Funds from Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands, except per share data)	Jun. 30, 2012	Jun. 30, 2011	Jun. 30, 2012	Jun. 30, 2011
Net loss	$(34,138)	$(41,577)	$(61,978)	$(72,060)
Net loss attributable to noncontrolling interests	34	72	75	244
Real estate depreciation and amortization from consolidated properties	48,788	55,196	99,476	116,054
Real estate depreciation and amortization from unconsolidated properties	1,742	1,732	3,731	3,452
Impairment of depreciable real estate assets	16,785	6,998	16,785	6,998
Gain on sale or transfer of depreciable real estate	(12,808)	(1,385)	(15,189)	(2,024)
Noncontrolling interests share of above adjustments	(266)	(297)	(519)	(610)
FFO attributable to common stockholders	20,137	20,739	42,381	52,054

Acquisition expenses	—	140	—	175
Straight-line rent adjustment	(3,946)	(4,983)	(11,564)	(11,481)
Amortization of above- and below-market rents, net	(2,913)	(2,498)	(6,453)	(12,870)
Gain on early extinguishment of debt and troubled debt restructuring	—	(13)	(3,587)	(3,149)
Noncontrolling interest share of above adjustments	10	11	31	40
MFFO attributable to common stockholders	$13,288	$13,396	$20,808	$24,769
Weighted average common shares outstanding—basic	298,113	296,091	297,879	295,868
Weighted average common shares outstanding—diluted	298,141	296,105	297,908	295,882
Net loss per common share—basic and diluted	$(0.11)	$(0.14)	$(0.21)	$(0.24)
FFO per common share—basic and diluted	$0.07	$0.07	$0.14	$0.18
MFFO per common share—basic and diluted	$0.04	$0.05	$0.07	$0.08

Note: In periods of net loss, there are no dilutive securities, and diluted loss per common share is calculated using weighted average common shares outstanding—basic as the denominator.